Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Sonos, Inc. of our report dated December 21, 2017, except for the effects of the adoption of Accounting Standards Codification No. 606, Revenue from Contracts with Customers, described in Note 2, as to which the date is March 30, 2018, and except for the effects of the stock split described in Note 1, as to which the date is July 23, 2018, relating to the financial statements of Sonos, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 23, 2018